Exhibit 5.1

[HOLLAND & KNIGHT LETTERHEAD]

[Tampa Office]

February 5, 2007

Switch and Data, Inc.

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

Re:	Switch and Data, Inc.

Registration Statement on Form S-1 (File No. 333-137607)

Ladies and Gentlemen:

We have acted as counsel to Switch and Data, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1 (File No. 333-137607) and the amendments thereto (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2006, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 11,666,667 shares of common stock, par value $0.0001 per share of the Company, covering the offer and sale by the Company of 9,000,000 shares (the “Primary Shares”) and the offer and sale by the selling stockholders listed on Schedule A to the Underwriting Agreement (the “Selling Stockholders”) of 2,666,667 shares (the “Secondary Shares”), and, if exercised, the offer and sale by the Selling Stockholders of 1,750,000 additional shares (the “Additional Shares”) to the underwriters (the “Underwriters”) pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, the Company’s predecessor, Switch & Data Facilities Company, Inc. (the “Predecessor”), Deutsche Bank Securities Inc. and Jefferies & Company, Inc., as Representatives of the Underwriters, and the Selling Stockholders. As described in the Registration Statement, immediately prior to the closing of the offering, the Predecessor will merge with and into the Company (the “Merger”).

In connection with the preparation of the Registration Statement and this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records of the Company, certificates of public officials and representatives of the Company and other instruments as we have deemed necessary or appropriate to require as a basis for this opinion, including, without limitation:

(a) the Agreement and Plan of Merger, dated January 24, 2007, between the Company and the Predecessor, which shall become effective immediately prior to the closing of this offering (the “Merger Agreement”);

(b) the form of Amended Certificate of Incorporation of the Company (the “Restated Charter”), to be filed with the Secretary of State of Delaware immediately prior to the closing of this offering as an attachment to the certificate of merger as contemplated by the Merger Agreement (the “Certificate of Merger”);

(c) the form of Amended and Restated Bylaws of the Company, to be adopted immediately following the Merger (the “Bylaws”);

(d) certain resolutions adopted by the board of directors of the Company; and

(e) an officer’s certificate of the Company.

Based on, and subject to, the foregoing, we are of the opinion that, following the filing of the Certificate of Merger with the Secretary of State of Delaware:

1. The Primary Shares have been duly and validly authorized, and when issued and delivered by the Company and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. The Secondary Shares and Additional Shares have been duly and validly issued and are fully paid and nonassessable.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, and others.

We are admitted to practice in Florida, and we express no opinion as to any matters governed by any laws other than the laws of Florida, the General Corporation Law of Delaware and the federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Holland & Knight LLP